UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2015

NUTRANOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53551	98-0603540
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11487 South 700 East Salt Lake City, Utah	84020
(address of principal executive offices)	(zip code)

(801) 576-8350
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                          Unregistered Sales of Equity Securities.

On October 15, 2015, the Company issued 1,000,000 shares of the Company’s Series A Preferred Stock to Zen Family LP, an entity controlled by the Company’s director, Dr. Tracy Gibbs, in consideration of Zen Family LP’s cancellation of 1,000,000 shares of common stock. The securities issued were issued pursuant to exemptions from registration requirements relying on Section 4(a)(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933, as there was no general solicitation, and the transactions did not involve a public offering.

Item 5.03                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 6, 2015, the Company filed a Certificate of Amendment to its Articles of Incorporation to authorize the issuance of 25,000,000 shares of “blank-check” preferred stock, meaning that the Board of Directors has the authority to determine the rights, preferences and limitations associated with the preferred stock, without having to seek a vote of the shareholders of the Company.  Immediately thereafter on October 6, 2015, the Company filed a Certificate of Designation to designate a series of preferred stock, the Series A Preferred Stock. One million (1,000,000) shares of preferred stock were designated as Series A Preferred Stock. Each share of Series A Preferred Stock entitles the holder to 10,000 votes on all matters submitted to a vote of the Company’s stockholders and is convertible at the election of the holder into one share of common stock. The descriptions of the Certificate of Amendment and Certificate of Designation are qualified in their entirety by the full text of those Certificates, filed as Exhibits 3.1 and 3.2 hereto, and incorporated by reference in this report.

Item 9.01                          Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this report:

3.1            Certificate of Amendment
3.2            Certificate of Designation of Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2015	NUTRANOMICS, INC.

By: /s/ Edward J. Eyring, II
Edward J. Eyring, II
Chief Executive Officer